Exhibit 99.2

BANYAN ACQUISITION CORPORATION

COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors on [•], 2021

A.	PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Banyan Acquisition Corporation (the “Company”) is to (1) review and approve the corporate goals and objectives relating to the compensation and benefits for the Company’s Chief Executive Officer (the “CEO”) and the Company’s other executive officers; (2) coordinate an annual review of the performance of the CEO and the Company’s other executive officers relative to the established corporate goals and objectives, and determine and approve compensation paid by the Company to the CEO and the Company’s other executive officers based upon such evaluation; (3) oversee the administration of the Company’s equity-based compensation plans, if any; (4) establish, and periodically review, the Company’s overall philosophy regarding compensation; (5) review such compensation committee-related disclosure as may be required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC; (6) recommend to the Board the compensation to be paid to non-employee directors; (7) review the Company’s compensation policies and practices to determine whether any such policies or practices encourage excessive risk taking, or are reasonably likely to have a material adverse effect on the Company; and (8) take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

B.	ORGANIZATION

1.	Membership. The Committee will at all times consist of at least two (2) directors appointed by the Board. Each member shall serve until his or her successor is duly appointed, or until his or her earlier death, resignation or removal by the Board. Committee members may be removed at any time by a vote of the majority of the directors then in office. Vacancies will be filled by a vote of the majority of the directors then in office.

Each member of the Committee shall be determined to be an “independent director” within the meaning of the laws, rules and regulations applicable to the Company and the listing standards of the New York Stock Exchange (“NYSE”) (considering the special factors applicable to the determination of independence for purposes of compensation committee service), as well as within the judgment of the Board pursuant to criteria set forth in the Amended and Restated Bylaws of the Company (the “Bylaws”) and the Corporate Governance Guidelines, as adopted by the Board. Further, a person may serve on the Committee only if he or she is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Meetings.

(a)	Frequency. The Committee shall meet during each fiscal year of the Company as frequently as the circumstances dictate or the Committee otherwise deems appropriate.

(b)	Chair. The Committee shall elect a Chair from among the Committee members only if the Chair has not already been appointed by the Board, and the Chair of the Committee shall preside, when present, at all meetings of the Committee. The Committee may delegate any of its responsibilities to the Chair or to a subcommittee of the Committee to the extent permitted by applicable law.

(c)	Agenda and Notice. The Chair of the Committee shall establish the meeting dates and the meeting agenda and send proper notice of each Committee meeting to each member prior to each meeting. The Chair or a majority of the members of the Committee may call a special meeting of the Committee upon at least 24 hours’ prior notice to all Committee members in the manner provided in the Bylaws.

(d)	Holding and Recording Meetings. Committee meetings may be held in person, telephonically or by other communications equipment by means of which all persons participating in the meeting can hear each other, or action may be taken by written consent in accordance with Delaware corporate law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws. The preceding sentence includes all electronic meeting formats including video chat meetings and related electronic forms of communication. Members of senior management, other directors and/or other persons may attend Committee meetings at the invitation of the Committee and shall provide pertinent information as necessary.

(e)	Quorum and Voting. A majority of the members of the Committee shall constitute a quorum. A majority of the Committee members present at any meeting in which a quorum is present may act on behalf of the Committee.

(f)	Reports and Minutes. The Committee shall report to the Board at each regularly scheduled Board meeting that follows a Committee meeting (other than a regularly scheduled Board meeting occurring in conjunction with such Committee meeting), with respect to (1) meetings of the Committee, (2) such other matters as are relevant to the Committee’s discharge of its responsibilities, and (3) such recommendations as the Committee may deem appropriate. The Committee shall maintain minutes and other records of meetings and activities of the Committee, as appropriate under Delaware law.

C.	AUTHORITY AND RESPONSIBILITIES

The primary recurring duties and responsibilities of the Committee in carrying out the purposes outlined in Article A shall be the following:

1.	Compensation.

(a)	CEO and Other Executive Officer Compensation. The Committee shall annually (i) review and approve corporate goals and objectives relevant to the compensation of the CEO, and, in consultation with the CEO, the Company’s other executive officers; (ii) evaluate the CEO’s, or such other executive officers’, as applicable, performance in light of those corporate goals and objectives; and (iii) determine and approve the CEO’s and such other executive officers’ compensation levels based on this evaluation, including, without limitation, salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation; severance arrangements; change-in-control benefits and other forms of compensation. In making compensation determinations, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act, if any. In determining the long-term incentive component of compensation of the CEO and the Company’s other executive officers, the Committee shall consider things such as the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs, or other executive officers, as applicable, at comparably situated companies and the awards given to the CEO, or the Company’s other executive officers, as applicable, in past years. The Committee shall meet without the presence of executive officers when reviewing or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the review of, or deliberations with respect to, other executive officer compensation.

(b)	Agreements with Officers. The Committee shall review and approve all employment, consulting, severance and change-in-control agreements for the CEO and the Company’s other executive officers (, and any amendments or renewals thereof.

(c)	Equity-Based Compensation Plans. The Committee shall periodically review and make recommendations to the Board with respect to the Company’s equity-based compensation plans. In addition, the Committee shall administer and determine all awards granted under such equity-based compensation plans. The Committee shall also approve any options and other stock awards made outside of the Company’s plans (e.g., as an award to induce an individual to join the Company as an employee), to the extent permitted by applicable law and the rules of the NYSE.

(d)	Tax Deductibility. When structuring the Company’s compensation programs, the Committee shall consider the tax deductibility of compensation paid by the Company.

(e)	Overall Compensation Philosophy. The Committee shall review and make recommendations to the Board regarding the Company’s overall compensation philosophy. When reviewing the Company’s overall compensation philosophy, the Committee shall consider recommendations submitted to it by Company management, the Board or other committees of the Board.

(f)	Director Compensation. The Committee shall recommend to the Board the amounts and terms of any compensation to be provided to non-employee directors.

(g)	Review of Compensation Related Risk. The Committee shall annually review compensation policies and practices of the Company, including non-executive programs, to determine whether any such policies or practices encourage excessive risk taking, or are reasonably likely to have a material adverse effect on the Company. To the extent the Committee identifies any such risks in its compensation policies or practices, the Committee shall discuss with Company management actions the Company may take to eliminate or mitigate such risks. In connection with the Committee’s annual review of the Company’s compensation policies and practices, the Committee shall also review the Company’s compliance with applicable legal requirements, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to the Company’s retirement plans.

(i)	Executive Perquisites Policies. The Committee shall assist the Board in periodically reviewing and assessing the adequacy and appropriateness of the Company’s policies with respect to perquisites provided or made available to the CEO and the Company’s other executive officers, and recommend any proposed changes to the Board for approval.

2.	Disclosure Compliance. The Committee shall review and approve the Compensation Discussion & Analysis required to be included in the Company’s annual meeting proxy statement or Annual Report on Form 10-K. In addition, the Committee will review any other compensation committee-related disclosure required by applicable securities laws, rules and regulations or the listing standards of the NYSE. Further, the Committee shall oversee the Company’s compliance with SEC rules and regulations regarding stockholder approval of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes.

3.	Third-Party Advisors/Compensation Consultant. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, independent legal counsel or other advisors (“Advisors”) to assist in the evaluation of the compensation of the CEO and the Company’s other executive officers, the Company’s equity-based and incentive compensation plans and the Company’s overall compensation philosophy, and shall be directly responsible for overseeing the activities and approving the fees and other retention terms of such Advisors. In appointing or retaining any such Advisor, the Committee shall evaluate and consider the independence of such Advisor under applicable rules of the SEC or the NYSE. In particular, in evaluating the independence of any such Advisor, the Committee shall take into account all factors relevant to such person’s independence from management, including the following:

(i)	the provision of other services to the Company by the person that employs the Advisor;

(ii)	the amount of fees received from the Company by the person that employs the Advisor, as a percentage of the total revenue of the person that employs the Advisor;

(iii)	the policies and procedures of the person that employs the Advisor that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the Advisor with a member of the Committee;

(v)	any stock of the Company owned by the Advisor;

(vi)	any business or personal relationship of the Advisor, or the person employing the Advisor, with an executive officer of the Company; and

(vii)	any other factors that may be specified from time to time in the rules of the NYSE

The Committee shall also obtain advice and assistance as it deems necessary or appropriate from internal or external legal, accounting or other advisors, which may be different from the Company’s day-to-day advisors.

4.	Funding/Access to Records.

(a)	Funding. The Company shall provide for appropriate funding, as determined by the Committee, for payment of (1) compensation to any advisors (including any Advisors) engaged as provided in Section C.3 above, and (2) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee is empowered, without further action by the Board, to cause the Company to pay any such compensation and administrative expenses.

(b)	Access to Records. The Committee shall have full access to any relevant records of the Company that it deems necessary to carry out its responsibilities. The Committee may request that any officer or other employee of the Company or any advisor to the Company meet with members of the Committee or its advisors, as it deems necessary to carry out its responsibilities.

5.            Other Responsibilities.

(a)	Committee Authority. The Committee shall discharge its responsibilities, and shall assess the information provided to the Committee, in accordance with its business judgment. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

(b)	Annual Self Evaluation. On an annual basis, the Committee shall evaluate its performance and report on such performance to the Board.

(c)	Charter Review and Publication. The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also cause the then-current Charter to be published on the Company’s website.

(d)	Other Responsibilities. The Committee shall take such other action with respect to compensation matters as may be delegated from time to time by the Board and that are related to the purposes of the Committee set forth in Article A.